750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

•	Fourth quarter total revenue of $35.6 million increases 14% on a year-over-year basis

•	Non-GAAP EPS of $0.20 increases 67% on a year-over-year basis

•	Full year 2009 total revenue of $128.8 million increases 16% on a year-over-year basis

•	ConvergenceNow® Plus+™gaining global traction in the Connected Device Market

BRIDGEWATER, NJ – February 4, 2010 – Synchronoss Technologies, Inc. (NASDAQ: SNCR), the leading global provider of on-demand transaction management software platforms, today announced financial results for the fourth quarter and full year of 2009.

“Synchronoss delivered fourth quarter revenue that was solidly above our expectations, finishing a better-than-expected full year in which revenue showed a meaningful acceleration as a result of our new and existing customer programs. The company executed well against each of its key growth initiatives in 2009, and we are entering 2010 with solid momentum,” said Stephen G. Waldis, President and Chief Executive Officer of Synchronoss.

Waldis added, “We continue to expand and scale our platform across several important e-commerce related programs with both our leading Tier One Cable Providers and AT&T. In addition, we are very encouraged for the long-term by the growing traction of our connected devices strategy. We are advancing the multi-country deployment of ConvergenceNow® Plus+™ with Dell and are setting the foundation to support a growing number of connected device providers. The rapid proliferation in Netbooks, e-readers and the vast array of consumer electronics will require activation and subscriber management, and we believe Synchronoss is well positioned to become the platform of choice based on our early leadership position and proven, scalable on-demand platform.”

For the fourth quarter of 2009, Synchronoss reported net revenues of $35.6 million, an increase of 14% compared to the fourth quarter of 2008. Gross profit, including the impact of fair value stock-based compensation expense, was $18.3 million in the fourth quarter of 2009. Income from operations, determined in accordance with generally accepted accounting principles (“GAAP”), was $5.9 million, including $2.3 million of fair value stock-based compensation expense. Based on an effective tax rate of 21.5% in the fourth quarter of 2009, GAAP net income was $4.5 million and GAAP diluted earnings per share was $0.14, compared to $0.09 in the fourth quarter of 2008.

Non-GAAP gross profit for the fourth quarter of 2009 was $18.9 million, representing a non-GAAP gross margin of 53.2%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $8.1 million in the fourth quarter of 2009, representing a non-GAAP operating margin of 22.8%. Non-GAAP net income in the fourth quarter of 2009 was $6.3 million, leading to non-GAAP diluted earnings per share of $0.20, an increase of 67% compared to $0.12 in the fourth quarter of 2008.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $97.7 million at December 31, 2009, an increase of approximately $11.6 million compared to $86.1 million at the end of the previous quarter.

Lawrence R. Irving, Chief Financial Officer and Treasurer, said, “During 2009, Synchronoss delivered strong revenue and non-GAAP operating margins of greater than 20% at the same time we invested in a number of successful growth initiatives in a very challenging economic environment. As we enter 2010, we continue to execute against our increased investments in e-commerce deployments in the tier one cable provider space as well as our strategic international deployments of ConvergenceNow® Plus+™. We expect non-GAAP gross margins to be consistently in the low 50% range during the near-term, and to gain leverage on our investments as related transaction volumes begin to scale in the second half of 2010 and beyond. In addition, we believe Synchronoss is well positioned to leverage our investments with additional customer wins and overall transaction volume improvements as the economy improves.”

Other Fourth Quarter 2009 Business Highlights:

•	Business related to AT&T accounted for approximately $22.8 million of revenue, representing 64% of total revenue and growth of 14% on a year-over-year basis and 3% on a sequential basis.

•	Business outside of the AT&T relationship accounted for approximately $12.8 million of revenue, representing approximately 36% of total revenue and growth of 13% on a year-over-year basis and 17% on a sequential basis.

Full Year 2009 Summary Financial Results

Revenues for the full year 2009 were $128.8 million, an increase of 16% compared to $111.0 million in the prior year.

Gross profit, determined in accordance with generally accepted accounting principles (“GAAP”), was $64.4 million, or 50% of revenue, for the full year 2009. GAAP income from operations was $19.0 million and net income was $12.3 million, leading to full year 2009 GAAP diluted earnings per share of $0.39 based on an effective tax rate of 34.7%.

Non-GAAP gross profit for the full year 2009 was $66.5 million, representing a non-GAAP gross margin of 52%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense of $8.2 million, was $27.2 million for the full year 2009 and represented a non-GAAP operating margin of 21%. Non-GAAP net income was $17.6 million for the full year 2009, leading to non-GAAP diluted earnings per share of $0.57, compared to $0.50 in the prior year.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call on Thursday, February 4, 2010, at 4:30 p.m. (EST) to discuss the company’s financial results. To access this call, dial 866-362-4831 (domestic) or 617-597-5347 (international). The pass code for the call is 58932619. Additionally, a live web cast of the conference call will be available on the “Investor Relations” page on the company’s web site www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 40967875. An archived web cast of this conference call will also be available on the “Investor Relations” page of the company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and twelve months ended December 31, 2009.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies, Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the leading global provider of on-demand transaction management technology.  Synchronoss’ software platforms automate subscriber activation, order management and service provisioning for all connected-devices, across any communication service, from any channel. The company’s ConvergenceNow®, ConvergenceNow® Plus+™ and InterconnectNow™ technology platforms automate a wide variety of transactions across multiple delivery channels and networks, enabling telecommunication service providers, cable operators, retailers/ e-tailers and OEMs to accelerate and monetize their go-to-market with connected-devices while addressing back-office fragmentation, and delivering an improved customer experience at lower costs. For the latest insight and perspective on connected devices, visit our blog at http://blog.synchronoss.com and website at www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2008 and other documents filed with the U.S. Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Synchronoss logo, Synchronoss, ConvergenceNow, InterConnectNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SYNCHRONOSS TECHNOLOGIES, INC.
BALANCE SHEETS
(in thousands, except per share data)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$89,924	$72,203
Marketable securities	2,558	2,277
Accounts receivable, net of allowance for doubtful accounts of $830
and $193 at December 31, 2009 and 2008, respectively	25,939	25,296
Prepaid expenses and other assets	4,069	3,337
Deferred tax assets	1,462	1,065

Total current assets	123,952	104,178
Marketable securities	5,202	4,283
Property and equipment, net	23,735	17,280
Goodwill	6,911	6,862
Intangible assets, net	2,727	3,580
Deferred tax assets	8,992	8,505
Other assets	1,040	631

Total assets	$172,559	$145,319

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,171	$2,838
Accrued expenses	7,350	8,640
Deferred revenues	3,095	1,452

Total current liabilities	15,616	12,930
Lease financing obligation — long-term	9,150	6,685
Other liabilities	1,329	1,366
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000 shares authorized, 0 shares
issued and outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.0001 par value; 100,000 shares authorized, 33,104 and 32,878 issued; 31,104 and 30,878 outstanding at December 31, 2009
and 2008, respectively	3	3
Treasury stock, at cost (2,000 shares at December 31, 2009 and 2008)	(23,713)	(23,713)
Additional paid-in capital	117,797	107,895
Accumulated other comprehensive income	(7)	66
Retained earnings	52,384	40,087

Total stockholders’ equity	146,464	124,338

Total liabilities and stockholders’ equity	$172,559	$145,319

SYNCHRONOSS TECHNOLOGIES, INC
STATEMENT OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues	$35,601	$31,222	$128,805	$110,982
Costs and expenses:
Cost of services (1)*	17,276	14,709	64,455	53,528
Research and development (1)	3,794	3,556	13,153	11,049
Selling, general and administrative (1)	6,432	6,644	23,650	21,718
Depreciation and amortization	2,235	2,075	8,499	6,656

Total costs and expenses	29,737	26,984	109,757	92,951

Income from operations	5,864	4,238	19,048	18,031
Interest and other income	68	382	526	2,369
Interest expense	(195)	(67)	(741)	(96)

Income before income tax expense	5,737	4,553	18,833	20,304
Income tax expense	(1,231)	(1,873)	(6,536)	(8,424)

Net income	$4,506	$2,680	$12,297	$11,880

Net income per common share:
Basic	$0.15	$0.09	$0.40	$0.38

Diluted	$0.14	$0.09	$0.39	$0.37

Weighted-average common shares outstanding:
Basic	30,925	30,651	30,813	31,619

Diluted	31,358	30,982	31,145	32,187

* Cost of services excludes depreciation which is shown separately.
(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$619	$539	$2,116	$1,460
Research and development	261	232	831	788
Selling, general and administrative	1,371	1,244	5,242	4,699

Total fair value stock-based compensation expense	$2,251	$2,015	$8,189	$6,947

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$5,864	$4,238	$19,048	$18,031
Add: Fair value stock-based compensation	2,251	2,015	8,189	6,947

Non-GAAP income from operations	$8,115	$6,253	$27,237	$24,978

GAAP net income attributable to common stockholders	$4,506	$2,680	$12,297	$11,880
Add: Fair value stock-based compensation, net of tax	1,768	1,178	5,347	4,061

Non-GAAP net income	$6,274	$3,858	$17,644	$15,941

Diluted non-GAAP net income per share	$0.20	$0.12	$0.57	$0.50

Shares used in per share calculation	31,358	30,982	31,145	32,187

SYNCHRONOSS TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
(in thousands)
(Unaudited)

	Year Ended December 31,
	2009	2008
Operating activities:
Net income	$12,297	$11,880
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	8,499	6,656
Loss on sale of fixed assets	18	—
Deferred income taxes	(884)	(715)
Non-cash interest on leased facility	674	—
Stock-based compensation	8,256	7,131
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for doubtful accounts	(643)	3,784
Prepaid expenses and other current assets	(585)	116
Other assets	(409)	(29)
Accounts payable and accrued expenses	1,043	18
Tax benefit from the exercise of stock options	(147)	(1,384)
Other liabilities	(37)	(511)
Deferred revenues	1,643	(571)

Net cash provided by operating activities	29,725	26,375
Investing activities:
Purchases of fixed assets	(12,089)	(4,449)
Proceeds from the sale of fixed assets	30	—
Purchases of marketable securities available for sale	(4,103)	(6,368)
Sale of marketable securities available for sale	2,893	2,971
Business acquired, net of cash	(49)	(17,556)

Net cash used in investing activities	(13,318)	(25,402)
Financing activities:
Proceeds from the exercise of stock options	1,499	784
Excess tax benefit from the exercise of stock options	147	1,384
Repurchase of common stock	—	(23,694)
Payments on capital obligations	(332)	—

Net cash provided by (used in) financing activities	1,314	(21,526)

Net increase (decrease) in cash and cash equivalents	17,721	(20,553)
Cash and cash equivalents at beginning of year	72,203	92,756

Cash and cash equivalents at end of period	$89,924	$72,203

SOURCE: Synchronoss Technologies, Inc.

Synchronoss Technologies, Inc.
Investor:
Tim Dolan, 617-956-6727
investor@synchronoss.com
or
Media:
Stacie Hiras, 908-547-1260
stacie.hiras@synchronoss.com